NEWS RELEASE

Coeur Appoints Former Nevada Governor Brian E. Sandoval to Board of Directors and Announces Proactive Adoption of Proxy Access to Further Enhance its Best-in- Class Corporate Governance Profile
Chicago, Illinois – March 11, 2019 – Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today announced the appointment of Brian E. Sandoval, former Governor of Nevada, to the Company’s Board of Directors and its Environmental, Health, Safety and Corporate Responsibility Committee effective March 8, 2019.

Mr. Sandoval has extensive leadership experience in both the public and private sectors. Serving from 2011 to January 2019 as Nevada’s first Hispanic Governor, Mr. Sandoval was responsible for key accomplishments in economic development, veterans’ issues, health care expansion, workforce development, renewable energy policy, innovative gaming policy and modernizing Nevada’s public education system. He served as Chairman of the National Governors Association from 2017 to 2018, National Council of State Governments in 2015, Western Governors Association in 2014 and the Education Commission of the States from 2013 to 2014. He also focused on international outreach, hosting multiple international delegations in Nevada, and led over 18 trade missions to 16 countries on six continents. Mr. Sandoval currently serves as President of Global Gaming Development for MGM Resorts International (NYSE: MGM).

Earlier in his career, Mr. Sandoval was elected to the Nevada Assembly in 1994, serving on the Judiciary, Taxation, Labor and Management and Natural Resource Committees. He was appointed to the Nevada Gaming Commission in 1998 and became the Commission’s youngest Chairman in state history the following year. In 2002, he was elected Nevada Attorney General, and in 2005, Mr. Sandoval was nominated by President George W. Bush to serve as a federal judge on the U.S. District Court for the District of Nevada, and confirmed unanimously by the U.S. Senate, a position he held until resigning to run for Governor in 2009.

Mr. Sandoval received a Bachelor of Arts degree in English and a minor in Economics from the University of Nevada, Reno in 1986 and a Juris Doctorate degree from The Ohio State University Moritz College of Law in 1989.

“We are extremely pleased to welcome Brian Sandoval to our Board of Directors,” said Robert E. Mellor, Coeur’s Chairman of the Board. “His track record of effective executive leadership and his intimate knowledge of regulatory and mining-related public policy issues will be valuable assets to Coeur. As the Company expands its North American operating footprint, Nevada and the Western U.S. will remain key areas of focus where Governor Sandoval’s insights and perspectives will be especially helpful.”

Proactive Proxy Access Adoption
Coeur’s Board of Directors also approved amendments to the Company’s bylaws to implement proxy access. The bylaw amendments permit a stockholder, or group of up to 20 stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials for an annual meeting of stockholders, director nominees constituting up to the greater of two nominees or 20% of the Board. The proactive adoption of proxy access demonstrates Coeur’s commitment to incorporating best-in-class governance practices and its responsiveness to stockholder feedback.
About Coeur
Coeur Mining, Inc. is a well-diversified, growing precious metals producer with five mines in North America. Coeur produces from its wholly-owned operations: the Palmarejo silver-gold complex in Mexico, the Silvertip silver-zinc-lead mine in British Columbia, the Rochester silver-gold mine in Nevada, the Wharf gold mine in South Dakota, and the Kensington gold mine in Alaska. In addition, the Company has interests in several precious metals exploration projects throughout North America.

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, Illinois 60603
Attention: Paul DePartout, Director, Investor Relations Phone: (312) 489-5800
www.coeur.com